UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 30, 2006

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 N. Reo Street, Suite 300, Tampa, FL 33609

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (813) 261-5157

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - Other Events

ITEM 8.01 - Other Events

On December 1, 2006, IA Global, Inc. (the “Company”) received a Final Award of Arbitrator (“Final Award”) from the American Arbitration Association related to the case of Mr. Badner against the company and Inter Asset Japan ("IAJ"), a shareholder in the Company. The Final Award denied certain claims made by Mr. Badner, but awarded him $55,383 plus interest of 9% from October 25, 2004 for indemnification of expenses paid by Mr. Badner in connection with our defense in a prior lawsuit and arbitration proceeding brought by a third party. The Final Award also provided that all parties pay their own expenses related to the case.

As previously disclosed, Mr. Badner was seeking damages of $2.5 million plus interest related to the alleged breach of the September 25, 2002 Agreement and Assignment between the parties, and $100,000 for damages suffered related to alleged fraud and misrepresentations and costs and punitive and exemplary damages in an amount to be determined at the arbitration hearings.

On August 21, 2006, Mr. Badner refiled a lawsuit in the Supreme Court of the State of New York, New York County against one of our officers alleging defamation, libel, slander and intentional interference with a contractual relationship. The case was previously dismissed on April 10, 2006 for lack of proper service. On September 21, 2006, the officer filed a motion to dismiss the case for lack of proper service, lack of personal jurisdiction over the officer, and for failure to state a claim. On November 30, 2006, the Company received notice that the lawsuit was discontinued November 20, 2006 with prejudice, pursuant to a stipulation between the parties. No payment was made to Mr. Badner. All parties are responsible for their own expenses related to the lawsuit. The Company has indemnified the officer for the expenses incurred in connection with the lawsuit and the Company and the officer are pursuing claims against two insurers for reimbursement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: December 4, 2006

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer